Exhibit 15.1

November 5, 2004

ENSCO International Incorporated
500 North Akard Street
Suite 4300
Dallas, Texas  75201-3331

Re:  Registration Statement on Form S-3, (No. 33-42965, 33-46500, 33-49590, 33-43756, 33-64642, 333-03575, and 333-3789), Form S-8 (No. 333-58625, 33-14714, 33-32447, 33-35862, 33-40282, and 33-41294).

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated October 18, 2004, related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the "Act"), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Dallas, Texas